EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Active Power (Switzerland) AG

Active Power (Germany) GmbH

Active Power (Italy) SrL

Active Power (Algeria) SARL

Active Power (Japan) KK